Exhibit 99.1

ACORN ENERGY ANNOUNCES Q4 AND FISCAL YEAR 2010 RESULTS

Montchanin, DE – March 16, 2011 – Acorn Energy, Inc. (Nasdaq: ACFN), an energy technology holding company, today announced its results for the fourth quarter and fiscal year periods ended December 31, 2010.

For the fourth quarter, Acorn revenue increased $2.8 million, or 35% to $10.9 million compared to $8.1 million in the 2009 fourth quarter. For the full year period revenue increased $8.4 million or 31% to $35.7 million, compared to $27.3 million in the corresponding 2009 period.

For the fourth quarter and the 2010 fiscal year, Acorn Energy recorded losses of $14.2 and $25.1 million, respectively, of which $10.0 and $17.7 million were associated with the discontinued operations of its Coreworx subsidiary which was sold in December 2010.  Included in the loss associated with Coreworx is an impairment charge of goodwill and other intangibles of $9.5 million. Acorn Energy’s loss from continuing operations in 2010 was $8.1 million. The loss for the 2009 fiscal year was $5.8 million of which $3.0 million was from continuing operations.

“Last year was highlighted by investments as well as divestiture,” said John Moore, CEO of Acorn Energy.  “We sold Coreworx, the construction management software company to its management because of slower than expected commercialization.  We wrote off our investment and eliminated a cash drain that was greater than $6 million in 2010.”

“In two notable transactions, we raised over $15 million in additional equity capital.  These funds were primarily invested in CoaLogix, GridSense and US Sensor Systems Inc. (“USSI”), each of which is positioned for growth in 2011 and beyond.  CoaLogix has significantly increased its capacity with a more efficient North Carolina facility which can be expanded to meet future demand for the regeneration of SCR catalysts.  Regulatory authorities continue to increase requirements for reducing air contaminants and CoaLogix’ regeneration of catalyst exceeds these tightening specifications.”

“GridSense has revamped and strengthened its sales force, and is confident that electric utilities will invest in upgrading their aging infrastructure” continued Mr. Moore.  “USSI is benefiting from a growing interest in its new class of ultra-high sensitivity (UHS) seismic sensor systems which help energy companies identify oil and gas resources more cost effectively and better than any technology in use today.  Each successful trial being conducted by a major player in the oil and gas industry adds confirmation to the superior technology USSI is bringing to market.”

“In summary, 2011 should be another record year with CoaLogix having more capacity to accelerate its growth, with GridSense benefiting from electric utility awards, with USSI expecting to close on major contracts and with DSIT continuing to successfully demonstrate and install underwater security systems to protect critical infrastructure and maritime vessels around the world.”

Portfolio Companies

CoaLogix

The fourth quarter and 2010 year were records for CoaLogix.  Revenues were $6.6 million and $21.5 million, respectively.  The most important accomplishment during the year was the completion and successful implementation of the newest and most advanced facility in the world for regenerating SCR catalysts which reduce hazardous air emissions from coal-fired electric utility plants.  Cleaning and chemically treating expended catalysts is as much an art as a science. All the technologies and proprietary knowledge accumulated in the operations of our first plant have been installed in this highly efficient facility.

Two CoaLogix partnerships, formed during the year, speak to the growing need and demand for regenerating SCR catalysts.  Cormetech Inc., the world leader in new SCR catalyst solutions, will now provide certified regenerated catalysts in conjunction with its new catalysts to meet customer demands.  Haldor-Topsoe Inc. (HTI), one of the major SCR catalyst companies in the world, now utilizes CoaLogix’ services exclusively to regenerate spent SCR catalysts to be re-used in the power industry in conjunction with their new offerings.

The U.S. market for catalyst regeneration, after a pause this winter, is resuming its rapid growth.  While we expect continued revenue growth in 2011, as a result of the pause, we expect first quarter 2011 revenue to be less than our fourth quarter 2010 revenue, but we expect to be operating closer to capacity for the balance of 2011.  Requests for proposals have accelerated and have now reached a record pace.  We believe the slow-down during the winter months was more than just seasonal, and directly reflects lower demand for electricity by industrial customers during the recession, which resulted in the subsequent postponement of catalyst replacement.

Within a few years SCR installations for reducing contaminants in China should exceed SCR installations in the U.S.  After a careful study of the market, we are opening an office in China.  In addition, we have successfully tested our regeneration of SCR catalysts for many Chinese coal-fired electric utilities and submitted our first proposals.  We are exploring all options for servicing the China market.

DSIT

Revenue for 2010 increased $2.2 million or 24% from $9.2 million in 2009 to $11.5 million in 2010.  The increase reflects DSIT’s continued focus on marketing and developing its energy and security sonar solutions and products for critical infrastructure. We expect these solutions and products to continue to drive top line growth for DSIT and expect new customers—particularly from Asia—placing orders in 2011.  DSIT’s gross margin decreased slightly in 2010 to 42% from 2009’s 43% as certain non-mainstream projects had unanticipated delays in completion of certain projects. Operating income for the year was $1.6 million representing an increase of $0.5 million or 42% over 2009 operating income of $1.1 million. Net income for the year was $1.1 million, a decrease of $0.2 million from 2009.  This was primarily due to the 2009 year receiving an income tax benefit of approximately $170,000, while the 2010 year incurred a tax expense of approximately $430,000.  DSIT’s management expects a follow-up expansion order from an existing customer as well as new orders will contribute to revenue growth in 2011 as well backlog which stood at $6.4 million at December 31, 2010.

GridSense

We commenced consolidating the results of GridSense on May 12, 2010 after acquiring the outstanding shares not previously owned by us.  GridSense’s full year 2010 revenues were $3.3 million (including the period prior to our consolidation of its results). We expect sales for all GridSense’s product lines to increase as market conditions improve.  We believe industry drivers for GridSense to be:

•	Utilities which must order equipment before Smart Grid federal funding subsidies expire at the end of 2011;
•
The significant investment to-date that has been made in Smart Meters which necessitated wireless communications that now can be applied to the automation of transmission which includes monitoring equipment, transformers and long lines;

•	The recharging of batteries for electric cars will create additional electricity demands and a need for monitoring transformers and long lines; and
•	Alternative energies such as solar panels will increase reverse power loads for which the electric grid was not designed to handle.

The Line IQTM product family will be introducing a newly redesigned advanced sensor with greater functionality and competitive pricing for utility customers.  Ongoing evaluations and customer deployments for the Transformer IQTM which was introduced during 2010 are going smoothly and the company expects installations to grow in size.  The Line IQTM and the Transformer IQTM are expected to be the main growth drivers for GridSense in the coming years.

U.S. Sensor Systems, Inc. (USSI)

Acorn began consolidating USSI’s results on February 23, 2010.  In 2010, USSI continued to focus on “proof of concept” proposals and contracts for its major product lines.  Full year revenue for USSI increased modestly from 2009 to 2010. The increase in 2010 was primarily from contractual revenue in the 4D reservoir & shale gas monitoring system development.

We anticipate significant growth in revenues in 2011, particularly from our fiber optic perimeter security systems as we commence with the installation of our recently received Latin America contract with a global security solutions provider.  In addition, we anticipate new customers in 2011 related to our 4D reservoir and shale gas monitoring systems as a result of the numerous tests and demonstrations scheduled for the first half of 2011 as well as continued progress on USSI’s existing contracts.

The tests and demonstrations for expanding existing oil and gas reservoirs in the U.S. are being conducted by the Department of Energy (DOE) at Lawrence Berkley National Laboratories, by an oil and gas consortium in the Gulf of Mexico, by a major natural gas company in the Fayetteville shale region and by Octave Reservoir, our first channel partner.  For monitoring gas pipelines, the tests are being conducted in California, as well China.

Conference Call Information

The Company will host an investor call on Thursday, March 17, 2011 at 8:30 am EDT to discuss its fourth quarter 2010 year-end results and developments at the Company.

To participate in the conference call, please dial (800) 860-2442 or (412) 858- 4600 (Intl) (no pass code required). You may also access the call through the Internet at www.acornenergy.com.  If you are unable to participate in the live call, a digital replay of the call will be available through 9:00am on April 1, 2011 by dialing (877) 344-7529 or (412) 317-0088 and entering access code # 449219.

About Acorn Energy

Acorn Energy, Inc. (the “Company”) is a holding company focused on technology driven solutions for energy infrastructure asset management.  Our four businesses improve the world’s energy infrastructure by making it cleaner and less expensive to operate air pollution systems for coal and gas-fired power plants (CoaLogix), more secure by providing security solutions for underwater energy infrastructure (DSIT), more reliable by providing condition monitoring instruments for critical assets on the electric grid (GridSense) and more productive and efficient by increasing oil and gas production while lowering costs through use of ultra-high sensitive seismic tools for more precise pinpointing of oil and gas reservoirs (USSI).

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that the Company and its operating companies will be able to achieve the expected growth in revenue or meet the other expectations described or referred to above.  A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Paul G. Henning
Cameron Associates
(212) 554-5462
Paul@cameronassoc.com

-Financial Tables to Follow-

ACORN ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT NET LOSS PER SHARE DATA)

	Year ended December 31,
	2010	2009
Revenues:
Catalytic regeneration	$21,450	$18,099
Projects	11,235	8,807
Smart grid distribution products and services	2,382	--
Other	627	412
Total revenues	35,694	27,318
Cost of sales:
Catalytic regeneration	14,333	11,803
Projects	6,646	4,946
Smart grid distribution products and services	1,210	--
Other	344	318
Total cost of sales	22,533	17,067
Gross profit	13,161	10,251

Operating expenses:
Research and development expenses, net of credits	1,131	543
Impairments	1,166	2,692
Selling, general and administrative expenses	17,685	12,028
Total operating expenses	19,982	15,263
Operating loss	(6,821)	(5,012)
Finance expense, net	(239)	(86)
Gain on sale of shares in Comverge	--	1,403
Gain on investment in GridSense	1,327	--
Distributions received from EnerTech	135	--
Loss on sale of EnerTech	(1,821)	--
Loss before taxes on income	(7,419)	(3,695)
Income tax benefit (expense)	(671)	719
Loss from operations of the Company and its consolidated subsidiaries	(8,090)	(2,976)
Share in income of Paketeria	--	263
Share in losses of GridSense	--	(129)
Net loss from continuing operations	(8,090)	(2,842)
Loss from discontinued operations, net of income taxes	(19,494)	(3,334)
Gain on the deconsolidation of Coreworx	1,834	--
Net loss	(25,750)	(6,176)
Net loss attributable to non-controlling interests	662	420
Net loss attributable to Acorn Energy, Inc shareholders	$(25,088)	$(5,756)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders – continuing operations	$(0.50)	$(0.21)
Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders – discontinued operations	$(1.18)	$(0.29)
Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders	$(1.68)	$(0.50)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	14,910	11,445

ACORN ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of December 31,
ASSETS	2010	2009
Current assets:
Cash and cash equivalents	$7,356	$10,902
Restricted deposit	1,925	1,627
Accounts receivable	8,873	3,401
Unbilled revenue and work-in-process	3,860	4,113
Inventory	4,314	1,848
Other current assets	1,488	1,798
Current assets of discontinued operations	--	965
Total current assets	27,816	24,654
Property and equipment, net	10,943	3,206
Other investments and loans to equity investees	--	2,796
Severance assets	2,498	2,074
Restricted deposit	85	611
Intangible assets, net	9,300	4,726
Goodwill	8,393	4,248
Deferred taxes	302	227
Other assets	448	120
Non-current assets of discontinued operations	--	6,073
Total assets	$59,785	$48,735

LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term bank debt	$1,531	$430
Accounts payable	4,547	1,192
Accrued payroll, payroll taxes and social benefits	2,043	1,466
Other current liabilities	5,096	3,670
Current liabilities of discontinued operations	--	1,676
Total current liabilities	13,217	8,434
Long-term liabilities:
Accrued severance	3,715	3,129
Long-term debt	389	405
Other long-term liabilities	587	574
Long-term liabilities of discontinued operations	--	95
Total long-term liabilities	4,691	4,203
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:	180	132
Authorized – 30,000,000 shares; Issued – 13,248,813 and 18,067,925 shares at December 31, 2009 and 2010, respectively
Additional paid-in capital	83,596	58,373
Warrants	427	290
Accumulated deficit	(48,431)	(23,343)
Treasury stock, at cost – 1,275,081 and 801,920 shares at December 31, 2009 and 2010, respectively	(3,036)	(4,827)
Accumulated other comprehensive income (loss)	637	152
Total Acorn Energy, Inc. shareholders’ equity	33,373	30,777
Non-controlling interests	8,504	5,321
Total equity	41,877	36,098
Total liabilities and equity	$59,785	$48,735